Exhibit 5.1
           Solomon Ward Seidenwurm & Smith Letterhead

June 19, 1997


Boatracs, Inc.
6440 Lusk Boulevard
Suite D201
San Diego, California  92121

RE:  Registration Statement on Form S-8

Ladies and Gentlemen:

We are delivering this opinion and consent to you in connection with the proposed issuance of up to 1,000,000 shares of common stock, no par value (the "Plan Shares"), of Boatracs, Inc. (the "Company"), to be issued pursuant to the Company's 1996 Stock Option Plan, as amended March 24, 1997 (the "Plan") and to be registered with the Securities and Exchange Commission on Form S-8 (the "Registration Statement").

We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of this opinion and, based thereon, we advise you that, in our opinion, the Plan Shares have been duly authorized by the Company and, when paid for and delivered in accordance with the terms of the Plan and the terms of the agreements evidencing the grants of the options, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement.

Very truly yours,


/S/JOSEPH LESKO
Joseph M. Lesko
SOLOMON WARD SEIDENWURM & SMITH

JML/kap